Exhibit 3.1

ARTICLES OF INCORPORATION

OF

TG-17, INC.

FIRST: The name of the corporation is TG-17, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Nevada is 701, South Carson Street, Suite 200, Carson City, Nevada, 89701. The name of the registered agent of the Corporation in the State of Nevada at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Nevada Revised Statutes of the State of Nevada or any applicable successor act thereto, as the same may be amended from time to time (the “NRS”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 400,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (ii) 50,000,000 shares of non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”), and (iii) 150,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Except as otherwise provided in any certificate of designation of any series of Preferred Stock , the number of authorized shares of any of the Common Stock, Non-Voting Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of NRS 78.207(3), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.	Common Stock and Non-Voting Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock and Non-Voting Common Stock are as follows:

1.	Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock and Non-Voting Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.	Voting.

(a)	Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of these Articles of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), these “Articles of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation) or the NRS.

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(b)	Except as otherwise provided by law, the holders of outstanding shares of Non-Voting Common Stock shall have no voting rights.

3.	Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.	Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock and Non-Voting Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A.4, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

5.	Conversion of Non-Voting Common Stock to Common Stock Upon Exchange Listing. Concurrently with a listing of the Common Stock on the Nasdaq Stock Exchange or any other national securities exchange, all issued and outstanding shares of Non-Voting Common Stock and all shares of any other designated class or series of stock which are, by their terms, convertible to shares of Non-Voting Common Stock, shall automatically convert to shares of Common Stock.

B.	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Nevada (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;

2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

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3.	the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.	the dates on which dividends, if any, shall be payable;

5.	the redemption rights and price or prices, if any, for shares of the series;

6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.	restrictions on the issuance of shares of the same series or any other class or series;

10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

A.	Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

The name and address of the director constituting the initial board of directors at the time of the Corporation’s conversion to a Nevada corporation is Doron Kempel; 18 West 18th Street, 6th Floor, New York, NY 10011.

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B.	Terms of Office. Except as provided in this Section 5.B, directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders. Each director, including a director elected to fill a newly created directorship or vacancy, shall hold office until the annual meeting at which such director’s term expires and his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Any director may resign at any time upon written notice or by electronic transmission to the Corporation, the Board or its chairperson. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the entire Board or any individual director may be removed from office at any time by the stockholders of the Corporation as provided in NRS 78.335.

C.	Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

D.	Removal. Any director may be removed from office by the stockholders of the Corporation as provided in NRS 78.335.

E.	Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

F.	Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: The personal liability of directors and officers of the Corporation for monetary damages for breach of fiduciary duty as a director or officer shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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EIGHTH: The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

NINTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected either (i) at an annual or special meeting of the stockholders called in accordance with the Bylaws; or (ii) by written consent in lieu of a meeting.

TENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Board, the chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ELEVENTH: If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the NRS may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these this Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by these Articles of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of these Articles of Incorporation, or to adopt any new provision of these Articles of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of these Articles of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of these Articles of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

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TWELFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Board.

THIRTEENTH:

A.	Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, any state court located within the State of Nevada or, if no court located within the State of Nevada has jurisdiction, the federal district court for the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the NRS or these Articles of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

B.	Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

FOURTEENTH:

A.	Control Share Acquisition Exemption. The corporation elects not to be governed by the provisions of NRS.§78.378 through NRS.§78.3793, inclusive, generally known as the “Control Share Acquisition Statute.”

B.	Combinations With Interested Stockholders. The corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of this 12th day of August, 2025.

TG-17, Inc.

By
Name:	Doron Kempel
Title:	Chief Executive Officer

[Signature page to the Articles of Incorporation of TG-17, Inc.]